Exhibit 107

Calculation of Filing Fee Table

Schedule 14A

(Form Type)

Quotient Technology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed maximum aggregate value of transaction	Fee rate	Amount of filing fee

Fees to Be Paid	$435,825,672.00(1)	$0.00011020	$48,027.99(2)

Fees Previously Paid	—		—

Total Transaction Value	$435,825,672.00

Total Fees Due for Filing			$48,027.99

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$48,027.99

(1)

Aggregate number of securities to which transaction applies: In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum number of securities of Quotient Technology Inc. (the “Company”) to which this transaction applies is estimated, as of June 15, 2023, to be 108,956,418 shares of the Company’s common stock, par value $0.00001 per share (“QUOT Shares”), which consists of (a) 98,666,309 QUOT Shares entitled to receive the per share merger consideration of $4.00, (b) 5,843,812 QUOT Shares underlying restricted stock units issued under the Quotient 2006 Stock Plan, the Quotient 2013 Equity Incentive Plan and the 2013 Employee Stock Purchase Plan (collectively, the “Company Stock Plans”), which are entitled to receive the per share merger consideration of $4.00, (c) 2,669,895 QUOT Shares underlying performance-based restricted stock units issued under the Company Stock Plans, which are entitled to receive the per share merger consideration of $4.00 and (d) 1,776,402 additional QUOT Shares reserved for issuance pursuant to the 2013 Employee Stock Purchase Plan.

(2)

Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Exchange Act (set forth the amount on which the filing fee is calculated and state how it was determined): The underlying value of the transaction estimated, as of June 15, 2023, solely for the purposes of calculating the filing fee was calculated based on the sum of (a) the product of 98,666,309 QUOT Shares and the per share merger consideration of $4.00, (b) the product of 5,843,812 QUOT Shares underlying restricted stock units issued under the Company Stock Plans and the per share merger consideration of $4.00, (c) the product of 2,669,895 QUOT Shares underlying performance-based restricted stock units issued under the Company Stock Plans and the per share merger consideration of $4.00 and (d) the product of 1,776,402 QUOT Shares reserved for issuance under the 2013 Employee Stock Purchase Plan and the per share merger consideration of $4.00. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001102.